Exhibit 10.15

CREDIT AGREEMENT

dated as of November 17, 2004,

by and between

INTERCONTINENTALEXCHANGE, INC.,

as Borrower,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Lender

i

SECTION 12.16 Titles and Captions	63
SECTION 12.17 Severability of Provisions	63
SECTION 12.18 Counterparts	63
SECTION 12.19 Term of Agreement	63

EXHIBITS

Exhibit A	-	Form of Revolving Credit Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Conversion/Continuation
Exhibit D	-	Form of Officer’s Compliance Certificate

SCHEDULES

Schedule 6.01	-	Jurisdictions of Organization and Qualification
Schedule 6.06	-	Litigation
Schedule 6.20	-	Material Contracts
Schedule 6.24	-	Debt and Contingent Obligations
Schedule 10.01	-	Liens to be Terminated Prior to Initial Loan
Schedule 10.07	-	Transactions With Affiliates

CREDIT AGREEMENT

          THIS CREDIT AGREEMENT, dated as of the 17th day of November, 2004, by and between INTERCONTINENTALEXCHANGE, INC., a corporation organized under the laws of Delaware (the “Borrower”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (the “Lender”).

STATEMENT OF PURPOSE

          The Borrower has requested, and the Lender has agreed, to extend a revolving credit facility to the Borrower on the terms and conditions of this Agreement.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

          SECTION 1.01 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

          “Acquisition” means any transaction or series of related transactions, consummated on or after the date hereof, by which Borrower directly, or indirectly through one or more Subsidiaries, (i) acquires any going business, or all or substantially all of the assets, of any Person, whether through purchase of assets, contribution of capital, merger or otherwise, or (ii) acquires securities or other ownership interests of any Person having at least a majority of combined voting power of the then outstanding securities or other ownership interests of such Person.

          “Acquisition Amount” means, with respect to any Acquisition, the sum (without duplication) of (i) the amount of cash paid by Borrower and its Subsidiaries in connection with such Acquisition, (ii) the fair market value of all Capital Stock of Borrower issued or given in connection with such Acquisition, (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of all Debt incurred, assumed or acquired by Borrower and its Subsidiaries in connection with such Acquisition, (iv) all additional purchase price amounts in connection with such Acquisition in the form of earnouts and other contingent obligations that should be recorded as a liability on the balance sheet of Borrower and its Subsidiaries or expensed, in either event in accordance with GAAP, Regulation S-X under the Securities Act of 1933, as amended, or any other rule or regulation of the Securities and Exchange Commission, (v) all amounts paid in respect of covenants not to compete and consulting agreements in connection with such Acquisition, (vi) the amount of all transaction fees and expenses (including, without limitation, legal, accounting and finders’ fees and expenses) incurred by Borrower and its Subsidiaries in connection with such Acquisition and

(vii) the aggregate fair market value of all other consideration given by Borrower and its Subsidiaries in connection with such Acquisition. For purposes of this Agreement, all amounts included in calculating the Acquisition Amount with respect to any Acquisition for which the Acquisition Amount is payable or determinable in a currency other than Dollars shall be valued at the Dollar equivalent thereof as of the relevant date of determination.

          “Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term “control” means (a) the power to vote twenty percent (20%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

          “Agreement” means this Credit Agreement, as amended or modified from time to time.

          “Anti-Terrorism Law” means the USA Patriot Act or any other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.

          “Applicable Law” means all applicable provisions of constitutions, statutes, laws, rules, treaties, regulations and orders of all Governmental Authorities and all orders and decrees of all courts and arbitrators.

          “Applicable Margin” means

(i)	with respect to LIBOR Rate Loans, LIBOR Market Index Loans and all other Obligations, 0.85% per annum; and

(ii)	with respect to the Unused Line Fee, 0.15% per annum.

The Applicable Margins shall be adjusted (up or down) prospectively on a quarterly basis as determined by the Cash Flow Leverage Ratio for the trailing twelve month period, commencing January 1, 2005 (with the first such adjustment based upon the October 31, 2004 pro forma covenant calculations). Adjustments in Applicable Margins shall be determined by reference to the following grids:

If the Cash Flow Leverage	Level of
Ratio is:	Applicable Margins:
< 0.50	Level I
>=0.50 but < 1.0	Level II
>=1.00	Level III

	Applicable Margins
	Level I	Level II	Level III
LIBOR Rate Loans	0.85%	0.95%	1.05%
LIBOR Market Index Loans	0.85%	0.95%	1.05%
Prime Rate Loans	0.0%	0.0%	0.00%
Unused Line Fee	0.15%	0.15%	0.25%

Adjustments thereafter, if any, in the Applicable Margin shall be implemented quarterly on a prospective basis for each calendar quarter commencing at least five (5) days after the date of delivery to the Lender of the quarterly unaudited or annual audited (as applicable) Consolidated financial statements for the Borrower and its Subsidiaries evidencing the need for an adjustment. Concurrent with the delivery of such financial statements, the Borrower shall deliver to the Lender an accompanying Officer’s Compliance Certificate setting forth the Cash Flow Leverage Ratio of the Borrower and its Subsidiaries as of the trailing twelve month period. Subject to Section 4.01(e) in the event the Borrower fails to deliver such financial statements and certificate within the time required by Section 7.01 and Section 7.02 hereof, the Applicable Margin shall be the highest Applicable Margin set forth above until the delivery of such financial statements and certificate.

          “Arbitration Rules” shall have the meaning assigned thereto in Section 12.07.

          “Attorney Costs” means and includes all Lender’s reasonable attorneys’ fees, and all other fees, expenses and disbursements of Lender.

          “Audited Financial Statements” means the audited Consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended December 31, 2003, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Borrower and its Subsidiaries, including the notes thereto.

          “Blocked Person” shall have the meaning set forth in Section 6.26.

          “Borrower” means IntercontinentalExchange, Inc. in its capacity as borrower hereunder.

          “Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

          “Capital Expenditures” means all payments due (whether or not paid during any fiscal period) in respect of the cost of any Fixed Asset or improvement, or replacement, substitution, or addition thereto, which is properly capitalized pursuant to GAAP.

          “Capital Lease” means, with respect to the Borrower and its Subsidiaries, any lease of any property that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

          “Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

          “Capitalized Software Development Costs” means those capitalized costs both internal and external, direct and incremental incurred related to software developed or obtained for internal use in accordance with AICPA Statement of Position 98-1 “Accounting for Costs of Computer Software Developed or Obtained for Internal Use.”

          “Cash Flow Leverage Ratio” means, measured as of the trailing twelve (12) month period, the ratio of (a) Total Funded Debt to (b) EBITDA less Capital Expenditures less Capitalized Software Development Costs.

          “Change in Control” means, with respect to any Person, an event or series of events by which there is a change of more than thirty five percent (35%) in the direct or indirect capital ownership of such Person as such existed on the Closing Date. Notwithstanding the foregoing, the Borrower’s redemption of the Class B Shares shall not constitute a Change in Control.

          “Class B Shares” means shares of Borrower’s Class B Common Stock.

          “Class B Trustee” means The Bank of New York in its capacity as Trustee for the holders of the Class B Shares pursuant to an Amended and Restated Deed of Appointment dated November 8, 2004.

          “Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 5.01 shall be satisfied or waived in all respects in a manner acceptable to the Lender, in its sole discretion.

          “Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or supplemented from time to time.

          “Collateral” means the collateral pledged by Borrower pursuant to the Stock Pledge Agreement, or any other stock pledge agreement to be delivered to the Lender pursuant to Section 8.10, to secure the Obligations.

          “Collateral Documents” means the Stock Pledge Agreement and all other agreements, documents and instruments now or hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purported to be granted to the Lender in Collateral, and all financing statements, filings and registrations related thereto.

          “Commitment” means the obligation of the Lender to make Loans to the Borrower hereunder in an aggregate principal or face amount at any time outstanding not to exceed $25,000,000, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

          “Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

          “Consolidating” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries, such statements or items on a consolidating basis in accordance with applicable principles of consolidation under GAAP.

          “Contingent Obligation” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

          “Control” has the meaning specified in the definition of “Affiliate”.

          “Credit Party” means each of Borrower and its Domestic Subsidiaries.

          “Debt” means, with respect to the Borrower and its Subsidiaries at any date and without duplication, the sum of the following calculated whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all liabilities, obligations and indebtedness for borrowed money, including but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations to pay the deferred purchase price of property or services of any such Person, (c) all obligations of any such Person as lessee under Capital Leases, (d) all debt of any other Person secured by a Lien on any asset of any such Person, (e) all Contingent Obligations of any such Person, (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including without limitation any reimbursement obligation, and banker’s acceptances issued for the account of any such Person, (g) net obligations incurred by any such Person pursuant to Swap Contracts, and (h) all Synthetic Lease Obligations. For all purposes hereof, the Debt of the Borrower and its Subsidiaries shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Borrower or Subsidiary is a general partner or a joint venturer, unless such Debt is expressly made non-recourse. The amount of any net obligation under any Swap Contract on any date shall be Swap Termination Value thereof as of such date. Notwithstanding the foregoing, “Debt” shall not include trade accounts payable in the ordinary course of business.

          “Debtor Relief Law” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

          “Default” means any of the events specified in Section 11.01 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

          “Default Rate” means the rate of interest from time to time in effect pursuant to Section 4.01(e).

          “Disposition” or “Dispose” means the sale, transfer, exclusive license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

          “Disputes” shall have the meaning assigned thereto in Section 12.07.

          “Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

          “Domestic Subsidiary” means any direct or indirect Subsidiary of Borrower that is organized under the laws of the United States of America or any state thereof or the District of Columbia, whenever formed or acquired.

          “EBITDA” means net income, excluding income or loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion and amortization to the extent those items have been deducted from net income in accordance with GAAP.

          “Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Borrower or any ERISA Affiliate or

(b) has at any time within the preceding six years been maintained for the employees of the Borrower or any current or former ERISA Affiliate.

          “Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

          “ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

          “ERISA Affiliate” means any Person who together with the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

          “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

          “Event of Default” means any of the events specified in Section 11.01, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

          “FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

          “Firebird Guaranty” means that certain Guaranty Agreement dated as of June 18, 2001 among the Borrower, Firebird, LLC, and Bank of America, N.A.

          “Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31.

          “Fixed Assets” mean, as to the Borrower or any Subsidiary, the equipment, buildings and real estate of such Person, and any other asset that is reflected as a fixed asset in the balance sheet of such Person.

          “Foreign Subsidiary” means any direct or indirect Subsidiary of Borrower that is organized under the laws of any nation, state or jurisdiction other than the United States of America or any state thereof or the District of Columbia, whenever formed or acquired.

          “FRB” means the Board of Governors of the Federal Reserve System, United States Department of the Treasury.

          “GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and consistent with the prior financial practice of the Borrower and its Subsidiaries, allowing for any changes required by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board to remain in compliance with GAAP.

          “Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

          “Governmental Authority” means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          “Guarantee Facility Agreement” shall have the meaning assigned thereto in Section 5.02(a)(v).

          “Guaranty” means the Guaranty Agreement made by the Domestic Subsidiaries in favor of Lender, in form and substance satisfactory to Lender.

          “Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance, a trespass or pose a health or safety hazard to persons or neighboring properties, (f) which are materials consisting of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

          “Indemnified Liabilities” shall have the meaning assigned thereto in Section 12.03.

          “Indemnitees” shall have the meaning assigned thereto in Section 12.03.

          “Interest Period” shall have the meaning assigned thereto in Section 4.01(c).

          “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance as it pertains to this Agreement, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

          “Lender” means Wachovia Bank, National Association, a national banking association, and its successors and assigns.

          “Lender’s Office” means the office of the Lender specified in or determined in accordance with the provisions of Section 12.01.

          “Lending Office” means the office of the Lender maintaining the Loans.

          “LIBOR Market Index Loan” means any Loan bearing interest at a rate based upon the LIBOR Market Index Rate as provided in Section 4.01(a).

          “LIBOR Market Index Rate” means for any day, the rate for 1-month U.S. dollar deposits as reported on Telerate page 3750 of the Telerate Service as of 11:00 a.m., London time, on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Lender from another recognized source or interbank quotation), as such rate shall be adjusted for reserves by dividing that rate by 1.00 minus the LIBOR Reserve.

          “LIBOR Rate” is the rate (rounded to the next higher 1/100 of 1%) for U.S. dollar deposits of that many months maturity as reported on Telerate page 3750 as of 11:00 a.m., London time, on the second Business Day before the relevant Interest Period begins (or if not so reported, then as determined by Bank from another recognized source of interbank quotation), adjusted for reserves by dividing that rate by 1.00 minus the LIBOR Reserve.

          “LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.01(a).

          “LIBOR Reserve” is the maximum percentage reserve requirement (rounded to the next higher 1/100 of 1% and expressed as a decimal) in effect for any day during the Interest Period under the Federal Reserve Board’s Regulation D for Eurocurrency Liabilities as defined therein.

          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

          “Loan” means any revolving loan made to the Borrower pursuant to Section 2.01, and all such Loans collectively as the context requires.

          “Loan Documents” means, collectively, this Agreement, the Note, the Stock Pledge Agreement and the other Collateral Documents, the Guaranty and each other document, instrument and agreement executed and delivered by the Borrower, or its Subsidiaries in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as may be amended, restated or otherwise modified.

          “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual and contingent), financial condition or business prospects of Borrower or Borrower and its Subsidiaries taken as a whole or the Collateral; (b) a material impairment of the ability of the Credit Parties taken as a whole to perform the obligations of any such Credit Party under any Loan Document to which any such Credit Party is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

          “Material Contract” means (a) any written contract or other written agreement of the Borrower or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $500,000 per annum, or (b) any other written contract or written agreement of the Borrower or any of its Subsidiaries, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

          “Maximum Revolver Amount” means $25,000,000.

          “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions within the preceding six years.

          “Note” means the Revolving Credit Note made by the Borrower payable to the order of the Lender, substantially in the form of Exhibit A hereto, evidencing the Revolving Credit

Facility, and any amendments and modifications thereto, any substitutes therefore, and any replacements, restatements, renewals or extension thereof, in whole or in part.

          “Notice of Borrowing” shall have the meaning assigned thereto in Section 2.02(a).

          “Notice of Conversion/Continuation” shall have the meaning assigned thereto in Section 4.02.

          “Obligations” means, with respect to any Credit Party, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any proceeding under any Debtor Relief Law) the Loans, (b) all payment and other obligations owing by the Borrower to the Lender or any Affiliate of the Lender under any Swap Contract, (c) all overdrafts and related charges on deposit accounts maintained by such Person or any Subsidiary thereof with the Lender, and (d) all other commissions and fees (including attorney’s fees), charges (including fees and charges arising after the filing of any proceeding under any Debtor Relief Law), indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by any Credit Party to the Lender, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, and whether or not for the payment of money under or in respect of this Agreement, the Note, the Guaranty or any of the other Loan Documents.

          “Officer’s Compliance Certificate” shall have the meaning assigned thereto in Section 7.02.

          “Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation and limited liability company agreement or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

          “Other Taxes” shall have the meaning assigned thereto in Section 4.09(b).

          “PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

          “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any of their current or former ERISA Affiliates.

          “Permitted Acquisition” means (a) any Acquisition with respect to which all of the following conditions are satisfied: (i) each business acquired shall be in substantially the same line of business as the business conducted by the Borrower or its Subsidiaries on the Closing Date or in lines of business reasonably related thereto, (ii) any Capital Stock given as consideration in connection therewith shall be Capital Stock of the Borrower, (iii) in the case of an Acquisition involving the acquisition of control of Capital Stock of any Person, immediately after giving effect to such Acquisition such Person (or the surviving Person, if the Acquisition is effected through a merger or consolidation) shall be the Borrower or a Wholly-Owned Subsidiary, (iv) the board of directors or equivalent governing body of the Person whose Capital Stock or business is acquired shall have approved such Acquisition, if required by applicable law (but provided in any event that such acquisition shall not be “hostile”), and (v) all of the conditions and requirements of Section 8.12 applicable to such Acquisition are satisfied; or (b) any other Acquisition to which the Lender shall have given its prior written consent (which consent may be in its sole but reasonable discretion and may be given subject to such additional terms and conditions as the Lender shall establish).

          “Permitted Liens” means Liens permitted under Section 10.01 hereof.

          “Person” means an individual, corporation, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

          “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

          “Prime Rate” means that rate announced by Lender from time to time as its prime rate and is one of several interest rate bases used by Lender. Lender lends at rates both above and below Lender’s Prime Rate, and Borrower acknowledges that Lender’s Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by Lender.

          “Reimbursement Agreement” means that certain Reimbursement Agreement dated as of June 18, 2001 by and between the Borrower and Bank of America, N.A.

          “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

          “Responsible Officer” means the chief executive officer, president, chief financial officer, corporate controller, manager or sole member of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

          “Revolving Credit Facility” means the revolving credit facility established pursuant to Article 2 hereof.

          “Solvent” means, as to the Borrower and its Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

          “Stock Pledge Agreement” means that certain Stock Pledge Agreement dated as of the date hereof by and between the Borrower and the Lender pursuant to which the Borrower pledges 65% of its stock ownership in IntercontinentalExchange International, Inc. to Lender to secure the Obligations.

          “Subordinated Debt” means the collective reference to Debt on Schedule 6.24 hereof designated as Subordinated Debt and any other Debt of the Borrower or any Subsidiary subordinated in right and time of payment to the Obligations on terms satisfactory to the Lender.

          “Subsidiary” means as to any Person, any corporation, partnership or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

          “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

          “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Lender or any Affiliate of Lender).

          “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

          “Tangible Net Worth” means total assets less intangible assets less total liabilities. For purposes of this computation, the aggregate amount of any intangible assets of Borrower or any Subsidiary including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names, and loans to Affiliates, shareholders or employees, shall be subtracted from total assets, and total liabilities shall include Debt fully subordinated to Lender on terms and conditions acceptable to Lender.

          “Target” shall have the meaning assigned thereto in Section 8.12(b)(i).

          “Taxes” shall have the meaning assigned thereto in Section 4.09(a).

          “Termination Date” means the earliest of the dates referred to in Section 2.06.

          “Termination Event” means: (a) a Reportable Event, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the

PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan, or (g) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

          “Total Funded Debt” means, as applied to any Person, the sum of all indebtedness for borrowed money (including, without limitation, capital lease obligations, Subordinated Debt (including debt subordinated to the Lender), and unreimbursed drawings under letters of credit), Synthetic Lease Obligations, or any other monetary obligation evidenced by a note, bond, debenture or other agreement or similar instrument of such Person.

          “UCC” means the Uniform Commercial Code as in effect in the applicable state.

          “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

          “United States” means the United States of America.

          “Unused Line Fee” shall have the meaning assigned thereto in Section 4.03.

          “USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

          “Wholly-Owned” means, with respect to a Subsidiary, a Subsidiary all of the shares of capital stock or other ownership interests of which are, directly or indirectly, owned and controlled by the Borrower.

          SECTION 1.02 General. Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to “Atlanta time” shall refer to the applicable time of day in Atlanta, Georgia.

          SECTION 1.03 Other Definitions and Provisions.

          (a) Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Note and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

          (b) Miscellaneous. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

          (d) Accounting Terms.

     (i) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

     (ii) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Lender shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

          (e) Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

          (f) References to Agreements and Applicable Laws. Unless otherwise expressly provided herein, (i) references to Loan Documents, Organizational Documents, other agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (ii) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

ARTICLE 2

REVOLVING CREDIT FACILITY

          SECTION 2.01 Loans. Subject to the terms and conditions of this Agreement, Lender agrees to make Loans to the Borrower from time to time from the Closing Date through the Termination Date as requested by the Borrower in accordance with the terms of Section 2.02; provided, that the aggregate principal amount of all outstanding Loans (after giving effect to any amount requested) shall not exceed the Commitment. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Loans hereunder until the Termination Date.

          SECTION 2.02 Procedure for Advances of Loans.

          (a) Requests for Borrowing. The Borrower shall give the Lender irrevocable prior written notice in the form attached hereto as Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. (Atlanta time) (i) on the same Business Day as each LIBOR Market Index Loan, and (ii) at least two (2) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be (x) with respect to LIBOR Market Index Loans in an aggregate principal amount of $100,000 or a whole multiple of $1,000 in excess thereof, and (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof, (C) whether the Loans are to be LIBOR Rate Loans or LIBOR Market Index Loans, and (D) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. Notices received after 11:00 a.m. (Atlanta time) shall be deemed received on the next Business Day.

          (b) Disbursement of Loans. Not later than 2:00 p.m. (Atlanta time) on the proposed borrowing date, Lender will make available to the Borrower the proceeds of the Loan. The Borrower hereby irrevocably authorizes the Lender to disburse the proceeds of each borrowing requested pursuant to this Section 2.02 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the applicable Notice of Borrowing delivered by the Borrower to the Lender or may be otherwise agreed upon by the Borrower and the Lender from time to time.

          SECTION 2.03 Repayment of Loans.

          (a) Repayment on Termination Date. The Borrower shall repay the outstanding principal amount of all Loans in full, together with all accrued but unpaid interest thereon, on the Termination Date.

          (b) Mandatory Repayment of Excess Loans. If at any time the outstanding principal amount of all Loans exceeds the Commitment, the Borrower shall repay immediately upon notice from the Lender, by payment of the Loans in an amount equal to such excess. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.07 hereof.

          (c) Optional Repayments. The Borrower may at any time and from time to time repay the Loans, in whole or in part, upon at least two (2) Business Days’ irrevocable notice to the Lender with respect to LIBOR Rate Loans and one (1) Business Day irrevocable notice with respect to LIBOR Market Index Loans, specifying the date and amount of repayment and whether the repayment is of LIBOR Rate Loans, LIBOR Market Index Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of $100,000 or a whole multiple of $1,000 in excess thereof with respect to LIBOR Market Index Loans and $1,000,000 or a whole multiple of $100,000 in excess thereof with respect to LIBOR Rate Loans. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.07 hereof.

          (d) Limitation on Repayment of LIBOR Rate Loans. The Borrower may not repay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 4.07 hereof.

          (e) Lender’s Sweep Product. Notwithstanding the terms of Section 2.02 and Section 2.03, when Borrower has moved its primary deposit accounts to Lender and if Borrower, in its sole discretion, exercises its option to use Lender’s sweep product, the terms of the Wachovia Sweep Plus Loan & Investment Service Agreement shall control the manner in which funds are transferred between the applicable demand deposit account and the Revolving Credit Facility for credit or debit to the Revolving Credit Facility. In such event, borrowings shall be limited to LIBOR Market Index Loans only.

          SECTION 2.04 Revolving Credit Note. The Loans and the obligation of the Borrower to repay such Loans shall be evidenced by a Note executed by the Borrower payable to the order of the Lender representing the Borrower’s obligation to pay the Lender’s Commitment or, if less, the aggregate unpaid principal amount of all Loans made and to be made by the Lender to the Borrower hereunder, plus interest and all other fees, charges and other amounts due thereon. The Note shall be dated the date hereof and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 4.01.

          SECTION 2.05 Permanent Reduction of the Commitment.

          (a) The Borrower shall have the right at any time after January 1, 2005, and from time to time thereafter, upon at least five (5) Business Days prior written notice to the Lender, to permanently reduce, in whole at any time or in part from time to time, without premium or penalty, the Commitment in an aggregate principal amount not less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof.

          (b) Each permanent reduction permitted or required pursuant to this Section 2.05 shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Loans of the Lender after such reduction to the Commitment as so reduced. Any reduction of the Commitment to zero shall be accompanied by payment of all outstanding Obligations and, if such reduction is permanent, termination of the Commitment and Revolving Credit Facility. If the reduction of the Commitment requires the repayment of any LIBOR Rate Loan, such reduction may be made only on the last day of the then current Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 4.07 hereof.

          SECTION 2.06 Termination of Revolving Credit Facility. The Revolving Credit Facility shall terminate on the earliest of (a) November 17, 2006, (b) the date of termination of the entire Commitment by the Borrower pursuant to Section 2.05(a), and (c) the date of termination by the Lender pursuant to Section 11.02(a).

          SECTION 2.07 Use of Proceeds. The Borrower shall use the proceeds of the Loans (a) to redeem any or all of the Borrower’s Class B Shares, and (b) for working capital and general corporate requirements of the Borrower and its Subsidiaries.

ARTICLE 3 [Intentionally Omitted]

ARTICLE 4

GENERAL LOAN PROVISIONS

          SECTION 4.01 Interest.

          (a) Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, the aggregate principal balance of the Note or any portion thereof shall bear interest at the LIBOR Market Index Rate or the LIBOR Rate plus, in each case, the Applicable Margin; provided that the LIBOR Rate shall not be available until two (2) Business Days after the Closing Date. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.02 or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.02. Each Loan or portion thereof bearing interest based on the LIBOR Market Index Rate shall be a “LIBOR Market Index Loan” and each Loan or portion thereof bearing interest based on the LIBOR Rate shall be a “LIBOR Rate Loan”. Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a LIBOR Market Index Loan.

          (b) Intentionally Omitted.

          (c) Interest Periods. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 4.01(a), shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), three (3), or six (6) months with respect to each LIBOR Rate Loan; provided that:

     (i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;

     (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

     (iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

     (iv) no Interest Period shall extend beyond the Termination Date; and

     (v) there shall be no more than three (3) Interest Periods outstanding at any time.

          (d) Intentionally Omitted.

          (e) Default Rate. Upon the occurrence and during the continuance of an Event of Default, (i) the Borrower shall no longer have the option to request LIBOR Rate Loans, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans, as applicable, until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to LIBOR Market Index Loans, and (iii) all outstanding LIBOR Market Index Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to LIBOR Market Index Loans. Interest shall continue to accrue on the Note after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

          (f) Interest Payment and Computation. Interest on each LIBOR Market Index Loan shall be payable in arrears on the first Business Day of each calendar month commencing December 1, 2004; interest on each LIBOR Rate Loan shall be payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All interest rates, fees and commissions provided hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed. When the Borrower establishes its principal operating account with Lender, Borrower shall irrevocably authorize and direct the Lender to electronically withdraw from such principal operating account the sums required to pay each outstanding interest payment on the due date thereof and shall execute any necessary documents related thereto. Lender shall make reasonable efforts to send Borrower written confirmation of the amount to be withdrawn and the basis for the computation of such amount two (2) Business Days prior to such withdrawal, by first class mail, facsimile or other mutually acceptable means.

          (g) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Note charged or collected pursuant to the terms of this Agreement or pursuant to the Note exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lender has charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lender shall, at the Lender’s option, promptly refund to the Borrower any interest received by Lender in excess of the maximum lawful rate or shall apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that the Lender not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

          SECTION 4.02 Notice and Manner of Conversion or Continuation of Loans. Provided that no Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time all or any portion of its outstanding LIBOR Market Index Loans in a principal amount equal to $1,000,000 or any whole multiple of $100,000 in excess thereof into one or more LIBOR Rate Loans or, (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $100,000 or a whole multiple of $1,000 in excess thereof into LIBOR Market Index Loans, or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Lender irrevocable prior written notice in the form attached as Exhibit C (a “Notice of Conversion/ Continuation”) not later than 11:00 a.m. (Atlanta time) three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefore, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. In the event that no Notice of Conversion/Continuation is provided with respect to any LIBOR Rate Loan, such Loan shall be converted into a LIBOR Market Index Loan.

          SECTION 4.03 Unused Line Fee. On the first day of each calendar quarter and on the Termination Date the Borrower agrees to pay to the Lender an unused line fee (the “Unused Line Fee”) equal to the sum of the product of (a) the Applicable Margin, multiplied by (b) the amount by which the Maximum Revolver Amount exceeded the sum of the daily average outstanding amount of Loans for each day during the immediately preceding calendar quarter or shorter period if calculated for the first calendar quarter hereafter or on the Termination Date. The Unused Line Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed. When the Borrower establishes its principal operating account with Lender, Borrower shall irrevocably authorize and direct the Lender to electronically withdraw from such principal operating account the sums required to pay each outstanding Unused Line Fee payment on the due date thereof and shall execute any necessary documents related thereto. Lender shall make reasonable efforts to send Borrower written confirmation of the amount to be withdrawn and the basis for the computation of such amount two (2) Business Days prior to such withdrawal, by first class mail, facsimile or other mutually acceptable means.

          SECTION 4.04 Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts payable to the Lender under this Agreement or the Note shall be made not later than 1:00 p.m. (Atlanta time) on the date specified for payment under this Agreement to the Lender at the Lender’s Office, in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (Atlanta time) on such day shall be deemed a payment on such date for the purposes of Section 11.01, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Atlanta time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Notwithstanding the foregoing, amounts to be electronically withdrawn pursuant to Sections 4.01 and 4.03 shall be deemed made not later than the applicable due date, regardless of the actual date withdrawn, unless the delay in withdrawal is due to insufficient funds or any other act or omission of the Borrower.

          SECTION 4.05 Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.02, all payments received by the Lender upon the Note and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by the Borrower hereunder, then to all indemnity obligations then due and payable by the Borrower hereunder, then to all fees then due and payable hereunder, then to all commitment and other fees and commissions then due and payable hereunder, then to accrued and unpaid interest on the Note and any termination payments due in respect of a Swap Contract with Lender or any of its Affiliates, then to the principal amount of the Note, in that order.

          SECTION 4.06 Changed Circumstances.

          (a) Circumstances Affecting LIBOR Rate Availability. If with respect to any Interest Period the Lender shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in United States Dollars, in the applicable amounts are not being quoted via Telerate Page 3750 or offered to the Lender for such Interest Period, then the Lender shall forthwith give notice thereof to the Borrower. Thereafter, until the Lender notifies the Borrower that such circumstances no longer exist, the obligation of the Lender to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a LIBOR Market Index Loan as of the last day of such Interest Period. Should the Lender not be able to determine the LIBOR Market Index Rate, such LIBOR Rate Loan shall be converted to a Loan that bears interest pursuant to the Prime Rate plus the Applicable Margin.

          (b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender (or any of its Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for the Lender (or any of its Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, the Lender shall promptly give notice thereof to the Borrower. Thereafter, until the Lender notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lender to make LIBOR Rate Loans and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only LIBOR Market Index Loans hereunder, and (ii) if the Lender may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a LIBOR Market Index Loan for the remainder of such Interest Period. Should the Lender not be able to maintain LIBOR Market Index Loans, such LIBOR Rate Loan shall be converted to a Loan that bears interest pursuant to the Prime Rate plus the Applicable Margin.

          (c) Increased Costs. If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender (or any of its Lending Offices) with any request or directive

(whether or not having the force of law) of such Governmental Authority, central bank or comparable agency:

     (i) shall subject the Lender (or any of its Lending Offices) to any tax, duty or other charge with respect to the Note or shall change the basis of taxation of payments to the Lender (or any of its Lending Offices) of the principal of or interest on the Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of the Lender or any of its Lending Offices imposed by the jurisdiction in which the Lender is organized or is or should be qualified to do business or such Lending Office is located); or

     (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by the Lender (or any of its Lending Offices) or shall impose on the Lender (or any of its Lending Offices) or the foreign exchange and interbank markets any other condition affecting the Note;

and the result of any of the foregoing is to increase the costs to the Lender of maintaining any LIBOR Rate Loan or to reduce the yield or amount of any sum received or receivable by the Lender under this Agreement or under the Note in respect of a LIBOR Rate Loan, then the Lender shall promptly notify the Borrower of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction. The Lender will promptly notify the Borrower of any event of which it has knowledge which will entitle the Lender to compensation pursuant to this Section 4.06(c); provided, that the Lender shall incur no liability whatsoever to the Borrower in the event it fails to do so. The amount of such compensation shall be determined, in the Lender’s sole discretion, based upon the assumption that the Lender funded its LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which the Lender deems appropriate and practical. A certificate of the Lender setting forth the basis for determining such amount or amounts necessary to compensate the Lender shall be forwarded to the Borrower and shall be conclusively presumed to be correct save for manifest error.

          SECTION 4.07 Indemnity. The Borrower hereby indemnifies the Lender against any loss or expense which may arise or be attributable to the Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow on a date specified therefor in a Notice of Borrowing or Notice of Continuation/Conversion or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the Lender’s sole discretion, based upon the assumption that the Lender funded its LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which the Lender deems appropriate and practical. A certificate of the Lender setting forth the basis for determining such amount or amounts necessary to compensate the Lender shall be forwarded to the Borrower and shall be conclusively presumed to be correct save for manifest error.

          SECTION 4.08 Capital Requirements. If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, the Lender or any corporation controlling the Lender as a consequence of, or with reference to the Commitment and other commitments of this type, below the rate which the Lender or such other corporation could have achieved but for such introduction, change or compliance, then within five (5) Business Days after written demand by the Lender, the Borrower shall pay to the Lender from time to time as specified by the Lender additional amounts sufficient to compensate the Lender or other corporation for such reduction. A certificate as to such amounts shall be submitted to the Borrower by the Lender, and shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

          SECTION 4.09 Taxes.

          (a) Payments Free and Clear. Any and all payments by the Borrower hereunder or under the Note shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) income and franchise taxes imposed by the jurisdiction under the laws of which the Lender is organized or is or should be qualified to do business or any political subdivision thereof and (ii) income and franchise taxes imposed by the jurisdiction of the Lender’s Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.09) the Lender receives an amount equal to the amount it would have received had no such deductions been made, (B) the Borrower shall make such deductions, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (D) the Borrower shall deliver to the Lender evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 4.09(d).

          (b) Stamp and Other Taxes. In addition, the Borrower shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the other Loan Documents, or the perfection of any rights or security interest in respect thereto (hereinafter referred to as “Other Taxes”).

          (c) Indemnity. The Borrower shall indemnify the Lender for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.09) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date the Lender makes written demand therefor in reasonable detail.

          (d) Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Lender upon request by the Lender, at its address referred to in Section 12.01, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Lender.

          (e) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 4.09 shall survive the payment in full of the Obligations and the termination of the Commitment.

ARTICLE 5

CLOSING; CONDITIONS OF CLOSING AND BORROWING

          SECTION 5.01 Conditions to Closing. The obligation of the Lender to close this Agreement is subject to the satisfaction of each of the following conditions (each in form and substance satisfactory to the Lender and its legal counsel):

          (a) Executed Loan Documents. The Lender shall have received originals of the following, each properly executed by a Responsible Officer of the signing Credit Party, each dated the Closing Date:

(i) this Agreement;

(ii) the Note;

(iii) the Stock Pledge Agreement, together with an original
certificate evidencing the pledged shares, and the other Collateral Documents;

(iv) the Guaranty; and

(v) the other Loan Documents.

          (b) Filings and Registrations; Lien Searches. The Lender shall have received authorization from the Borrower, for itself and its Subsidiaries, to file UCC financing statements in the U.S. to perfect the Lender’s Lien in the shares to be pledged pursuant to the Stock Pledge Agreement and to reflect of record the negative pledge provided for under this Agreement. Lien searches performed for Lender in such recording offices shall reflect no Liens other than Permitted Liens or Liens that are authorized by the secured party thereunder to be terminated as described in Section 5.02(f).

          (c) Closing Certificates; Etc.

     (i) Officer’s Certificate of the Borrower. The Lender shall have received a certificate from the chief executive officer or chief financial officer of the Borrower, in form and substance satisfactory to the Lender, to the effect that all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete; that the Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrower has satisfied each of the closing conditions set forth in this Section 5.01.

     (ii) Certificate of Secretary or Responsible Officer of each Credit Party. The Lender shall have received a certificate of the secretary or assistant secretary (or if none from another Responsible Officer) of each Credit Party certifying that attached thereto is a true and complete copy of its publicly filed Organizational Documents and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of organization; that attached thereto is a true and complete copy of its other Organization Documents as in effect on the date of such certification; that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or governing body of such Credit Party authorizing the borrowings contemplated hereunder and the execution, delivery and performance of the Loan Documents to which it is a party; and as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party.

     (iii) Certificates of Good Standing. The Lender shall have received long-form certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization and each other jurisdiction where such Credit Party is qualified to do business.

     (iv) Intentionally Deleted.

     (v) Opinions of Counsel. The Lender shall have received favorable opinions of counsel to the Credit Parties addressed to the Lender with respect to the Credit Parties, the Loan Documents and such other matters as the Lender shall request.

          (d) Consents; Defaults.

     (i) Governmental and Third Party Approvals. All necessary approvals, authorizations and consents, if any be required, of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents shall have been obtained, except for those consents and approvals described in Section 5.02 hereof.

     (ii) No Injunction. Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Lender’s discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

     (iii) No Event of Default. No Default or Event of Default shall have occurred and be continuing.

          (e) Financial Matters.

     (i) Financial Statements. The Lender shall have received (A) the most recent audited Consolidated financial statements, and unaudited Consolidating and Consolidated interim financial statements described in Section 6.05(b), of the Borrower and its Subsidiaries, in form and substance satisfactory to the Lender, and (B) Borrower’s most recent Type II SAS 70 Review (post 6/02-12/02 period, if available).

     (ii) Intentionally Deleted.

     (iii) Fees, Etc. There shall have been paid by the Borrower to the Lender any accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses), and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

          (f) Miscellaneous.

     (i) Proceedings and Documents. All documents, opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Lender.

     (ii) Due Diligence. The Borrower shall have delivered to the Lender such other documents, certificates and opinions as the Lender reasonably requests, and such documents, certificates and opinions shall be satisfactory to the Lender, certified by a secretary or assistant secretary of the Borrower as a true and correct copy thereof.

     (iii) Insurance. Evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that Lender is named as loss payee on all property damage insurance, and additional insured on all liability policies, as its interests may appear.

     (iv) Deposit Accounts. The Borrower shall have opened up a deposit account or money market account with the Lender satisfying the criteria set forth in Section 8.16, and a Responsible Officer of the Borrower shall have executed and delivered to the Lender signature cards for such account(s) and any other documentation required by the Lender to open the account.

     (v) Closing Date. The Closing Date shall have occurred on or before December 31, 2004.

     (vi) Other Documents. Such other assurances, certificates, documents, consents, evidence of perfection of all Liens securing the Obligations as Lender reasonably may require, including without limitation, proof of dismissal with prejudice of the Total Investments USA litigation.

          SECTION 5.02 Conditions to Initial Loan. The obligation of the Lender to make the initial Loan is subject to the satisfaction of each of the following conditions (each in form and substance satisfactory to the Lender and its legal counsel:

          (a) Termination of Existing Obligations and Liens and Liquidation of Cash Deposit.

     (i) Goldman Sachs/Morgan Stanley Credit Agreement. Evidence that the Loan Agreement dated May 11, 2000 among Borrower, Goldman Sachs Credit Partners L.P. and Morgan Stanley Capital Group, Inc. has been or concurrently with the Closing Date is being terminated and all Liens securing obligations thereunder have been or concurrently with the Closing Date are being released.

     (ii) $24,000,000 Deposit. Evidence that the Twenty Four Million Dollar ($24,000,000) cash deposit securing the Firebird Guaranty has been applied by Bank of America, N.A. to satisfy in full the Borrower’s obligations under the Reimbursement Agreement.

     (iii) Payoff of Class B Shares and Termination of Guaranties. A letter from the Class B Trustee to the Borrower and the Lender (A) certifying the total amount the Class B Trustee is to receive by a date certain to pay all amounts owing in connection with its role as trustee for the holders of the Class B Shares and (B) terminating, effective on the receipt of such funds, the Guarantees delivered by BP International Limited, Atlantic Trading & Marketing Inc., Goldman Sachs Credit Partners L.P., Morgan Stanley Capital Group Inc., ST Exchange Inc. and Société Géneralé in favor of the Class B Trustee, guaranteeing the Borrower’s redemption obligation in respect of the Class B Shares, and releasing said guarantors of all obligations under such Guarantees.

     (iv) A letter from the Class B Trustee to the Borrower and the Lender, in form satisfactory to the Lender, confirming the Class B Trustee’s receipt of all amounts described in the payoff letter described in clause (iii) above, other than the $25 million to be satisfied by the initial Loan to be made hereunder.

          (b) Miscellaneous.

     (i) Notice of Borrowing. The Lender shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.02(a), and such Notice shall specify the account of the Class B Trustee to which the proceeds of the initial Loan are to be disbursed and the account to which the proceeds of any Loans made after the initial Loan are to be disbursed.

     (ii) Closing Date. The Closing Date shall have occurred.

     (iii) Conditions to All Loans. The conditions to all Loans set forth in Section 5.03 shall have been satisfied.

     (iv) Other Documents. Such other assurances, certificates, documents, consents, evidence of perfection of all Liens securing the Obligations or opinions as Lender reasonably may require.

     (v) Financial Condition Certificate. The Borrower shall have delivered to the Lender a certificate, in form and substance satisfactory to the Lender, and certified as accurate by the chief executive officer or chief financial officer of the Borrower, that (A) the Borrower and each of its Subsidiaries is Solvent, (B) the Borrower’s and each Subsidiary’s payables are current or not past due in any amount that could reasonably be expected to have a Material Adverse Effect, (C) attached thereto is a pro forma balance sheet of the Borrower and its Subsidiaries setting forth on a pro forma basis the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of that date, reflecting on a pro forma basis the effect of the transactions contemplated herein, including a reasonable estimate by Borrower of all fees and expenses in connection therewith, and evidencing compliance on a pro forma basis with the covenants contained in Article 9 hereof, (D) attached thereto are the financial projections previously delivered to the Lender representing the good faith opinions of the Borrower and senior management thereof as to the projected results contained therein, and (E) there has been no event or circumstance since the date of each financial statement described in Section 5.01(e)(i) that has or could reasonably be expected to have a Material Adverse Effect.

     SECTION 5.03 Conditions to All Loans. The obligation of the Lender to make any Loan is subject to the satisfaction of the following conditions precedent on the relevant borrowing date:

     (a) Continuation of Representations and Warranties. The representations and warranties contained in Article 6 shall be true and correct on and as of such borrowing date with the same effect as if made on and as of such date (except to the extent that (i) such representations and warranties specifically relate to an earlier date, or (ii) such representations and warranties become untrue by reason of events or conditions otherwise permitted under the Credit Agreement or the other Loan Documents).

     (b) No Existing Default. No Default or Event of Default shall have occurred and be continuing hereunder on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date.

     (c) Officer’s Compliance Certificate; Additional Documents. The Lender shall have received the current Officer’s Compliance Certificate and each additional document, instrument, or other item of information reasonably requested by it.

     (d) Notice of Borrowing. Lender shall have received a Notice of Borrowing in accordance with the requirements hereof.

     (e) Other Documents. Lender shall have received, in form and substance satisfactory to it in its reasonable discretion, such other assurances, certificates, documents or consents related to the foregoing as Lender reasonably may require.

     (f) No Material Adverse Effect. No event shall have occurred and be continuing or would result from such Loan that has had or could reasonably be expected to have a Material Adverse Effect.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

     To induce the Lender to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Lender that:

     SECTION 6.01 Existence, Qualification and Power; Compliance with Laws. The Borrower and each Subsidiary (a) is duly organized or formed, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver, and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Applicable Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or licenses, except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 6.01 describes (i) the name of the Borrower and each Subsidiary as shown in its Organizational Documents of the jurisdiction of its formation, and (ii) the jurisdiction of its formation.

     SECTION 6.02 Authorization; No Contravention. The execution, delivery and performance by each Credit Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organizational Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any contractual obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Applicable Law.

     SECTION 6.03 Governmental Authorization. Except for filings to be made by Lender in order to perfect its security interest under the Collateral Documents, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document.

     SECTION 6.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law).

     SECTION 6.05 Financial Statements; No Material Adverse Effect.

     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present, in all material respects, the Consolidated financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Debt.

     (b) The unaudited Consolidated and Consolidating financial statements of Borrower and its Subsidiaries dated October 31, 2004, and the related Consolidated and Consolidating statements of income or operations, shareholders’ equity and cash flows for the fiscal period ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present, in all material respects, the Consolidated financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

     (c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

     SECTION 6.06 Litigation. Except as set forth on Schedule 6.06 hereto, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after due and diligent internal investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

     SECTION 6.07 Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Subsidiary thereof under any Material Contract or judgment, decree or order to which the Borrower or its Subsidiaries is a party or by which the Borrower or its Subsidiaries or any of their respective properties may be bound or which would require the Borrower or its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.

     SECTION 6.08 Environmental Compliance. There is no violation of any Environmental Laws by Borrower or its Subsidiaries that could have a Material Adverse Effect, and there are no claims asserting the breach of any Environmental Laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     SECTION 6.09 Insurance. The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, after giving effect to any self-insurance compatible with the following standards, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Subsidiary operates.

     SECTION 6.10 Taxes. Borrower and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

     SECTION 6.11 ERISA Compliance.

     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which could prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

     (b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

     SECTION 6.12 Investments. As of the Closing Date, Borrower has no equity investments in any other corporation or entity other than those specifically disclosed on Schedule 6.01.

     SECTION 6.13 Disclosure. Borrower has disclosed to Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Credit Party in connection with any Loan Document to Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 6.14 Compliance with Laws. Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     SECTION 6.15 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

     (a) Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any of the Loans will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the FRB.

     (b) None of Borrower, any Person in Control of Borrower or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

     SECTION 6.16 Titles to Properties. The Borrower and each Subsidiary has valid and legal title to all of its property and assets having a book value in excess of $250,000 and/or that are material to its business, including without limitation all domain name registrations relating to its trading platforms, and further including, but not limited to, those properties and assets reflected on the Consolidated balance sheets of the Borrower and its Subsidiaries delivered pursuant to Section 6.05, except those which have been disposed of by the Borrower or its Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

     SECTION 6.17 Liens. None of the properties and assets of the Borrower or any Subsidiary thereof is subject to any Lien, except Permitted Liens. No financing statement under the Uniform Commercial Code of any state which names the Borrower or any Subsidiary thereof or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and neither the Borrower nor any Subsidiary thereof has authorized the filing of any such financing statement, except to perfect Permitted Liens.

     SECTION 6.18 Rights in Collateral; Priority of Lender’s Liens. Borrower owns the property pledged by it as Collateral under the Collateral Documents, free and clear of any and all Liens in favor of third parties, except Liens in favor of the Lender. Upon the proper filing of UCC financing statements by Lender, the execution and delivery of the Collateral Documents, the delivery to Lender of stock certificates and stock powers and similar instruments relating to the Stock Pledge Agreement, and the filing by Lender of registrations in the United Kingdom with respect to the Stock Pledge Agreement, the Liens granted pursuant to the Collateral Documents will constitute valid and enforceable first priority and perfected Liens on the Collateral in favor of Lender.

     SECTION 6.19 Intellectual Property Matters. Each of the Borrower and its Subsidiaries owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the Borrower nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.

     SECTION 6.20 Material Contracts. Schedule 6.20 sets forth a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries in effect as of the Closing Date; other than as set forth in Schedule 6.20, each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. The Borrower and its Subsidiaries shall deliver to the Lender, at Lender’s reasonable request, a true and complete copy of each Material Contract listed on Schedule 6.20.

     SECTION 6.21 Employee Relations. Each of the Borrower and its Subsidiaries has, to its knowledge, a stable work force in place and is not party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees. The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries.

     SECTION 6.22 Intentionally Deleted.

     SECTION 6.23 Solvency. As of the Closing Date and after giving effect to each Loan made hereunder, the Borrower and each of its Subsidiaries will be Solvent.

     SECTION 6.24 Debt. Schedule 6.24 is a complete and correct listing of all Debt of the Borrower and its Subsidiaries (individually or collectively) in excess of $250,000. The

Borrower and its Subsidiaries have performed and are in compliance with all of the terms of such Debt and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower or its Subsidiaries exists with respect to any such Debt.

     SECTION 6.25 Salary Pension Scheme. Neither the Borrower nor any of its Subsidiaries incorporated in or with an established place of business in the United Kingdom has a final salary pension scheme or defined benefit occupational pension scheme or is associated or connected with any Person that has a final salary pension scheme or defined benefit occupational pension scheme.

     SECTION 6.26 Anti-Terrorism Laws.

     (a) General. Neither the Borrower nor any Affiliate of the Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

     (b) Executive Order No. 13224. Neither the Borrower nor any Affiliate of the Borrower is any of the following (each a “Blocked Person”):

     (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

     (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

     (iii) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

     (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

     (v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

     (vi) a Person or entity who is affiliated with a Person or entity listed above.

     Neither the Borrower nor any Affiliate of the Borrower knowingly (a) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (b) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

     SECTION 6.27 Existing Business. As of the Closing Date, the Borrower and its Subsidiaries are engaged in the following lines of business: operation of an internet-based, global electronic marketplace for facilitating trading in over-the-counter physical commodities and derivative financial products, operation of a UK Recognized Investment Exchange for the purpose of trading energy commodity futures and options contracts both electronically and through open outcry and operation of a market data company.

     SECTION 6.28 Survival of Representations and Warranties Etc. All representations and warranties set forth in this Article 6 and all representations and warranties contained in any certificate, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date, shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lender or any borrowing hereunder.

ARTICLE 7

FINANCIAL INFORMATION AND NOTICES

     Until all the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitment terminated, unless consent has been obtained in the manner set forth in Section 12.12 hereof, the Borrower will furnish or cause to be furnished to the Lender at its address as set forth in Section 12.01(b), or such other office as may be designated by the Lender from time to time:

     SECTION 7.01 Financial Statements and Projections.

     (a) Quarterly Financial Statements. As soon as practicable and in any event within forty five (45) days after the end of each fiscal quarter, an unaudited Consolidated and Consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated and Consolidating statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments.

     (b) Annual Financial Statements. As soon as practicable and in any event within one hundred fifty (150) days after the Fiscal Year ending December 31, 2004 and one hundred twenty (120) days after the end of each Fiscal Year thereafter, an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by an independent certified public accounting firm acceptable to the Lender in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

     (c) Annual Business Plan and Financial Projections. As soon as practicable and in any event within ten (10) days prior to the beginning of each Fiscal Year, a business plan of the Borrower and its Subsidiaries for the ensuing Fiscal Year, such plan to be prepared in accordance with GAAP and to include a Consolidated operating and capital budget, including a projected income statement and balance sheet in reasonable detail and in a form acceptable to the Lender, accompanied by a certificate from a Responsible Officer of the Borrower to the effect that, to the best of such officer’s knowledge, such projections are good faith estimates of the financial condition and operations of the Borrower and its Subsidiaries for such fiscal year.

     SECTION 7.02 Officer’s Compliance Certificate. At each time financial statements are delivered pursuant to Sections 7.01(a) or (b) and at such other times as the Lender shall reasonably request, a certificate of the chief financial officer or the treasurer of the Borrower in the form of Exhibit D attached hereto (an “Officer’s Compliance Certificate”).

     SECTION 7.03 Accountants’ Certificate. At each time financial statements are delivered pursuant to Section 7.01(b), a certificate of the independent public accountants certifying such financial statements addressed to the Lender:

     (a) stating that in making the examination necessary for the certification of such financial statements, they obtained no knowledge of any Default or Event of Default or, if such is not the case, specifying such Default or Event of Default and its nature and period of existence; and

     (b) including the calculations prepared by management of the Borrower required to establish whether or not the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Article 9 hereof as at the end of each respective period.

     SECTION 7.04 Other Reports.

     (a) Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto; and

     (b) Such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Lender may reasonably request.

     SECTION 7.05 Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) days after an officer of the Borrower obtains knowledge thereof) telephonic and written notice of:

     (a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof, or any of their respective properties, assets or businesses, as the subject of such proceeding, investigation or action;

     (b) any notice of any violation received by the Borrower or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws, which in any such case could reasonably be expected to have a Material Adverse Effect;

     (c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any Subsidiary thereof:

     (d) any attachment, judgment, lien, levy or order exceeding $5,000,000 that may be assessed against or threatened in writing against the Borrower or any Subsidiary thereof;

     (e) any Default or Event of Default, or any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound;

     (f) (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and

     (g) any event which makes any of the representations set forth in Article 6.01 inaccurate in any respect.

     SECTION 7.06 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Lender (other than financial forecasts) whether pursuant to this Article 7 or any other provision of this Agreement, or any of the Loan Documents, shall be, at the time the same is so furnished, complete and correct in all material respects to the extent necessary to give the Lender complete, true and accurate knowledge of the subject matter based on the Borrower’s knowledge thereof.

ARTICLE 8

AFFIRMATIVE COVENANTS

     Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitment terminated, unless consent has been obtained in the manner provided for in Section 12.12, the Borrower will, and will cause each of its Subsidiaries to:

     SECTION 8.01 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Debt, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Debt.

     SECTION 8.02 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Applicable Laws of the jurisdiction of its organization, except in a transaction permitted by Section 10.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names, service marks and Internet domain name registrations, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

     SECTION 8.03 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

     SECTION 8.04 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to Lender of termination, lapse or cancellation of such insurance. Lender shall be named as loss payee under all property policies and additional insured under all liability policies, as its interests may appear. Borrower shall deliver a certificate of insurance to Lender annually on the anniversary date of this Agreement showing compliance with the requirements of this Section.

     SECTION 8.05 Compliance with Applicable Laws. Comply in all material respects with the requirements of all Applicable Laws, and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

     SECTION 8.06 Books and Records.

     (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such Subsidiary, as the case may be; and

     (b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or such Subsidiary, as the case may be. Borrower shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as Lender shall reasonably require.

     SECTION 8.07 Inspection Rights. Permit representatives and independent contractors of Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records (except with respect to information with respect to which disclosure is prohibited pursuant to arrangements among The International Petroleum Exchange of London Limited (“IPE”), the United Kingdom Financial Services Authority, or other Governmental Authorities with jurisdiction over IPE and IPE’s members), and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, that when a Default exists Lender (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

     SECTION 8.08 Use of Proceeds. Use the proceeds of the Loans (a) to redeem any or all of the Borrower’s Class B Shares, and (b) for general corporate purposes not in contravention of any Applicable Law or of any Loan Document.

     SECTION 8.09 Security Interests. Borrower shall ensure that at all times Lender’s Liens in the Collateral shall constitute a first priority perfected security interest in such Collateral, and no other Liens or security interests shall attach or exist in the Collateral. Borrower shall, and shall cause each Subsidiary to, defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein. Borrower shall, and shall cause each Subsidiary to, comply with the requirements of all state and federal laws in order to grant to Lender valid and perfected first priority security interests in the Collateral with perfection, in the case of any investment property, being effected by giving Lender control of such investment property, as well as by the filing of a UCC financing statement or similar filing or registration with respect to such investment property. Lender is hereby authorized by Borrower to file any UCC financing statements or similar filings or registrations covering the Collateral whether or not Borrower’s signatures appear thereon. Borrower shall, and shall cause each Subsidiary, to do whatever Lender may reasonably request, from time to time, to effect the purposes of this Agreement and the other Loan Documents, including filing notices of liens, UCC financing statements, similar filings or registrations, and amendments, renewals and continuations thereof; keeping stock records; and, paying claims which might, if unpaid, become a Lien on the Collateral.

     SECTION 8.10 Creation or Acquisition of Subsidiaries. Borrower may from time to time create or acquire new Wholly-Owned Subsidiaries in connection with Permitted Acquisitions or otherwise as permitted under Section 10.02, and the Wholly-Owned Subsidiaries of Borrower may create or acquire new Wholly-Owned Subsidiaries in connection with Permitted Acquisitions or otherwise as permitted under Section 10.02, provided that:

     (a) Domestic Subsidiaries. Concurrently with (and in any event within ten (10) Business Days thereafter) the creation or acquisition by any Credit Party of any new Domestic Subsidiary, Borrower will cause such Domestic Subsidiary to execute and deliver to Lender a joinder to the Guaranty, pursuant to which such new Domestic Subsidiary shall become a party thereto and shall guarantee the payment in full of the Obligations of Borrower under this Agreement and the other Loan Documents; and

     (b) Foreign Subsidiaries. Concurrently with (and in any event within ten (10) Business Days thereafter) the creation or acquisition by any Credit Party of any new Foreign Subsidiary that is not a direct or indirect Wholly-Owned Subsidiary of Intercontinental Exchange International, Inc., a Delaware corporation, Borrower will, or will cause such other Credit Party to, (i) execute and deliver to Lender a stock pledge agreement, charge over shares or similar agreement, or an amendment or supplement to an existing agreement of such nature (in each case, in form and content acceptable to Lender) pursuant to which 65% of the Capital Stock of such Foreign Subsidiary shall be pledged to Lender, and (ii) deliver the stock certificates evidencing such pledged stock; and

     (c) Further Assurances. As promptly as reasonably possible, Borrower and its Subsidiaries will deliver any such other documents, certificates and opinions (including opinions of local counsel in the jurisdiction of organization of each such new Subsidiary, including any new Foreign Subsidiary), in form and substance reasonably satisfactory to Lender as Lender may reasonably request in connection therewith and will take such other action as Lender may reasonably request to create in favor of Lender a first-priority perfected security interest in the Collateral being pledged pursuant to the documents described in this Section. Nothing contained in this Section, however, shall be deemed to permit the creation or acquisition by Borrower, directly or indirectly, of any Subsidiary not expressly permitted under this Agreement.

     SECTION 8.11 Collateral Records. Borrower agrees to execute and deliver promptly, and to cause each Subsidiary to execute and deliver promptly, to Lender, from time to time, solely for Lender’s convenience in maintaining a record of the Collateral, such written statements and schedules as Lender may reasonably require designating, identifying or describing the Collateral. The failure by Borrower or any Subsidiary, however, to promptly give Lender such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Collateral Documents.

     SECTION 8.12 Permitted Acquisitions.

     (a) Subject to the other terms and conditions of this Agreement, Borrower and its Wholly-Owned Subsidiaries may from time to time effect Permitted Acquisitions, provided that, with respect to each Permitted Acquisition:

     (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of such Permitted Acquisition or would exist immediately after giving effect thereto;

     (ii) the Acquisition Amount for all Permitted Acquisitions equals or is less than (A) $20,000,000 in cash, or (B) $50,000,000 in Capital Stock (not to exceed $50,000,000 in the aggregate); and

     (iii) the provisions of subsection (b) below and the requirements contained in the definition of Permitted Acquisition are satisfied.

     (b) Not less than ten (10) Business Days prior to the consummation of any proposed Acquisition, if the Acquisition Amount for such proposed Acquisition exceeds $7,500,000, Borrower shall have delivered to Lender a request that such Acquisition be approved as a

Permitted Acquisition and, in support of such request (at a minimum, and without limitation of any other materials or information that may be reasonably requested by Lender), the following:

     (i) a reasonably detailed description of the material terms of such Acquisition (including, without limitation, the purchase price and method and structure of payment) and of each Person or business that is the subject of such Acquisition (each, a “Target”), including any materials presented to Borrower’s (or the Wholly-Owned Subsidiary’s) board of directors or any committee thereof;

     (ii) historical financial statements of the Target (or, if there are two or more Targets that are the subject of such Acquisition and that are part of the same consolidated group, Consolidated historical financial statements for all such Targets) for the three (3) most recent fiscal years available and, if available, for any interim periods since the most recent fiscal year-end;

     (iii) Consolidated projected income statements of Borrower and its Subsidiaries (giving effect to such Acquisition and the consolidation with Borrower of each relevant Target) for the three-year period following the consummation of such Acquisition, in reasonable detail, together with any appropriate statement of assumptions and pro forma adjustments; and

     (iv) an Officer’s Compliance Certificate demonstrating proforma compliance with all financial covenants after including such proposed Acquisition.

     (c) As soon as reasonably practicable after the consummation of any Permitted Acquisition, Borrower will deliver to Lender a copy of the fully executed acquisition agreement (including schedules and exhibits thereto) and other material documents and closing papers delivered in connection therewith.

     (d) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by Borrower that (i) all conditions thereto set forth in this Section 8.12 have been satisfied, (ii) the same is permitted in accordance with the terms of this Agreement, (iii) the consummation of such Acquisition will not result in a violation of any provision of this Section 8.12, and after giving effect to such Acquisition and any Loans made in connection therewith, Borrower will be in compliance with the financial covenants contained in Article 9, such compliance determined with regard to calculations made on a pro forma basis in accordance with GAAP as if each Target had been consolidated with Borrower for those periods applicable to such covenants (such calculations to be attached to the certificate), (iv) Borrower believes in good faith that it will continue to comply with such financial covenants for a period of one year following the date of the consummation of such Acquisition, and (v) after giving effect to such Acquisition and any Loans in connection therewith, Borrower believes in good faith that it will have sufficient availability under the Commitment to meet its ongoing working capital requirements.

     SECTION 8.13 Compliance With All Material Contracts. Comply in all material respects with each term, condition and provision of all Material Contracts.

     SECTION 8.14 Conduct of Business. Engage only in business in substantially the same line of business as the business conducted by such Person on the Closing Date and in lines of business reasonably related thereto, and shall not enter into “swap agreements” or “forward contracts” (as such terms are defined under Title 11, Section 101 of the United States Bankruptcy Code) that relate to commodities (including, without limitation, energy commodities), except those entered into in the ordinary course of business to manage day to day risk exposure of the Borrower and its Subsidiaries, such as related to interest rates, foreign exchange rates, emissions or insurance product derivatives and similar trades that do not relate to energy commodities.

     SECTION 8.15 Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Lender its rights under this Agreement, the Note, and the other Loan Documents.

     SECTION 8.16 Deposit Accounts. Maintain its primary domestic and international deposit accounts with the Lender and utilize, to the extent needed, related treasury management services. Notwithstanding the foregoing, this requirement is waived until June 30, 2005 on the condition that Borrower deposit with Lender on the Closing Date a minimum of (a) $5,000,000 in a money market account, or (b) $3,000,000 in a non-interest bearing demand deposit account, and maintain such minimum balance until each of the Borrower and its Subsidiaries establishes its primary domestic and international deposit accounts with the Lender.

ARTICLE 9

FINANCIAL COVENANTS

     Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 12.12 hereof, the Borrower and its Subsidiaries shall, on a Consolidated basis:

     SECTION 9.01 Cash Flow Leverage Ratio. Maintain as of each fiscal quarter after the date of the Initial Loan a Cash Flow Leverage Ratio of no greater than 1.50:1.00.

     SECTION 9.02 Tangible Net Worth. Maintain a Tangible Net Worth of no less than (a) from the Closing Date through and including December 31, 2004, $52,251,252, (b) from January 1, 2005, through and including December 30, 2005, an amount equal to (i) $52,251,252, plus (ii) fifty percent (50%) of the Borrower’s Consolidated positive net income from August 1, 2004 to December 31, 2004, and (c) from December 31, 2005 through and including the last day of each Fiscal Year thereafter, an amount equal to (i) the Tangible Net Worth from the previous Fiscal Year, plus (ii) fifty percent (50%) of the Borrower’s Consolidated positive net income for the current Fiscal Year then ending. Notwithstanding the foregoing, the required minimum Tangible Net Worth stated above is to be increased by one hundred percent (100%) of any net proceeds received by Borrower or its Subsidiaries in any equity offering or other capital injection.

ARTICLE 10

NEGATIVE COVENANTS

     Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitment terminated, unless consent has been obtained in the manner set forth in Section 12.12 hereof, the Borrower will not and will not permit any of its Subsidiaries to:

     SECTION 10.01 Liens. Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (each, a “Permitted Lien”):

     (a) Liens pursuant to any Loan Document;

     (b) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

     (c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

     (d) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

     (e) deposits (not to exceed $250,000) to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (f) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

     (g) Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.01(h) or securing appeal or other surety bonds relating to such judgments; and

     (h) Liens securing Debt permitted under Section 10.03(c); provided that (i) such Liens shall be created substantially simultaneously with the acquisition of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, and (iii) the Debt secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition.

     Additionally, set forth on Schedule 10.01 are those liens which Borrower shall terminate, or have terminated, on or prior to the date of the funding of the Initial Loan.

     SECTION 10.02 Investments. Maintain or make any Investments, except:

     (a) Investments held by Borrower or such Subsidiary in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within 120 days from the date of acquisition thereof, (ii) commercial paper maturing no more than 120 days from the date of creation thereof and currently having a rating of “A-1” and “P-1” or greater from either Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than 120 days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America or any other country, each having combined capital, surplus and undivided profits of not less than $10 billion (or the Dollar equivalent thereof) and having a rating of “A” or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $10,000,000 (or the Dollar equivalent thereof) for any one such certificate of deposit and $30,000,000 (or the Dollar equivalent thereof) for any one such bank, (iv) time deposits maturing no more than 30 days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder, (v) investments in money market or liquidity funds having a rating of “AAAm” from Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or “Aaa/MR1+” from Moody’s Investors Service, Inc., or (vi) corporate securities rated at least “A-1” by Moody’s Investors Service, Inc. or “A” by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.;

     (b) advances to officers, directors and employees of Borrower and Subsidiaries in an aggregate amount not to exceed $150,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

     (c) Investments of Borrower in any Wholly-Owned Subsidiary and Investments of any Wholly-Owned Subsidiary in Borrower or in another Wholly-Owned Subsidiary, provided, however, no Credit Party shall make, after the date of this Agreement, Investments consisting of loans to any Foreign Subsidiary or a capital contribution in any Foreign Subsidiary that exceeds $20,000,000 in the aggregate;

     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

     (e) Guarantees permitted by Section 10.03; and

     (f) Permitted Acquisitions.

     SECTION 10.03 Debt. Create, incur, assume or suffer to exist any Debt, except:

     (a) Debt under the Loan Documents;

     (b) Guarantees of Borrower or any Subsidiary in respect of Debt otherwise permitted hereunder of Borrower or any Subsidiary;

     (c) Debt in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed assets within the limitations set forth in Section 10.01(h);

     (d) Debt incurred in connection with a Swap Contract with a counterparty and upon terms and conditions reasonably satisfactory to the Lender;

     (e) Intercompany Debt incurred between the Borrower and any Subsidiary, or between any Subsidiaries; provided, however, that if the Borrower or a Guarantor is the obligor on such Debt and such Debt is held by a Subsidiary other than the Borrower or a Guarantor, such Debt must be expressly subordinated to the prior payment in full, in cash, of all Obligations of the Borrower, in the case of intercompany Debt of the Borrower, or the Guarantor, in the case of intercompany Debt of such Guarantor, subordinated in each case pursuant to a subordination agreement in form and substance acceptable to the Lender in its sole discretion; and

     (f) Debt listed on Schedule 6.24;

provided, however, that the aggregate amount of all Debt described in this Section 10.03 (excluding the Obligations and any intercompany Debt) at any one time outstanding shall not exceed $5,000,000; provided further, however, that the aggregate amount of all Debt of any Foreign Subsidiary described in this Section 10.03 (excluding the Obligations and any intercompany Debt) at any time outstanding shall not exceed $500,000.

     SECTION 10.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into, another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

     (a) any Subsidiary may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Wholly-Owned Subsidiary is merging with another Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving Person, and, provided further that if a Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person; and

     (b) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), to Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Wholly-Owned Subsidiary, then the transferee must also be a Wholly-Owned Subsidiary, and, provided further that if the transferor of such assets is a Guarantor, the transferee thereof must either be Borrower or a Guarantor.

     SECTION 10.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

     (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

     (b) Dispositions of inventory in the ordinary course of business;

     (c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

     (d) Dispositions of property (including without limitation cash or cash equivalents) by any Subsidiary to Borrower or to a Wholly-Owned Subsidiary or by Borrower to a Subsidiary, provided that if the transferor of such property is Borrower or a Guarantor, the transferee thereof must either be Borrower or a Guarantor; and

     (e) Dispositions permitted by Section 10.04.

     provided, however, that any Disposition pursuant to clauses (a) through (e) shall be for fair market value.

     SECTION 10.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

     (a) each Subsidiary may make Restricted Payments to Borrower and to Wholly-Owned Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly Owned

Subsidiary, to Borrower and any Subsidiary and to each other owner of capital stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

     (b) Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person; and

     (c) Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options in accordance with the express terms of such shares, including without limitation the redemption of the Borrower’s Class B Shares, or to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests.

     SECTION 10.07 Transactions with Affiliates. Except as set forth on Schedule 10.07, directly or indirectly: (a) except as permitted under Section 10.02(b), make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates, or (b) enter into, or be a party to, (i) any agreement for goods or services with any of its Affiliates at an annual cost of more than $250,000, or (ii) any other transaction involving more than $250,000 with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are fully disclosed to the Lender and are no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate.

     SECTION 10.08 Change of Name or Jurisdiction of Formation. Amend its organizational documents to change its name or change the jurisdiction under which Applicable Laws it is formed.

     SECTION 10.09 Certain Accounting Changes. Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP.

     SECTION 10.10 Anti-Terrorism Laws. Knowingly: (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act. The Borrower shall deliver to the Lender any certification or other evidence requested from time to time by the Lender confirming Borrower’s compliance with this Section 10.10.

     SECTION 10.11 Organizational Documents. Notwithstanding any provision of the certificate of incorporation or bylaws of IntercontinentalExchange International, Inc. (“ICE

International”), neither the Borrower nor ICE International shall adopt, amend, repeal or restate the certificate of incorporation or bylaws of ICE International in any manner that amends the percentage required for passage of resolutions of the shareholders or the board of directors, or that has the effect of causing more than a simple majority vote of the shareholders or members of the board of directors, as the case may be, to pass any resolution or take any corporate action on behalf of ICE International. The purpose of this covenant is to ensure that if the Lender, which has a pledge of 65% of the shares of ICE International, Lender’s designee or any assignee thereof acquires stock of ICE International, the Lender, its designee or such assignee shall have voting control over the shares of ICE International.

ARTICLE 11

DEFAULT AND REMEDIES

     SECTION 11.01 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

     (a) Non-Payment. Other than amounts to be electronically withdrawn by the Lender pursuant to Section 4.01 or 4.03 (unless the Lender’s failure to withdraw such amounts is due to insufficient funds or any other act or omission of Borrower), Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three days after the same becomes due, any interest on any Loan, or any commitment or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

     (b) Specific Covenants. Any failure by Borrower or any other Credit Party to perform or observe any term, covenant or agreement contained in any of Article 7, Section 8.02, Section 8.04, Section 8.07, Section 8.09, Section 8.10, Article 9, or Article 10; or

     (c) Other Defaults. Any failure by Borrower or any other Credit Party to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days or any default or event of default occurs under any other Loan Document; or

     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any Subsidiary herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

     (e) Cross-Default. (i) Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt (other than Debt hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $250,000, or (B) fails to observe or perform any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Debt or the beneficiary or beneficiaries of such Debt that is a guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity, or such Debt that is a guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Borrower or any Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by Borrower or such Subsidiary as a result thereof is greater than $250,000; or

     (f) Insolvency Proceedings, Etc. Any Credit Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

     (g) Inability to Pay Debts; Attachment. (i) Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

     (h) Judgments and Tax Liens. There is entered against Borrower or any Subsidiary (i) a judgment, tax lien or order for the payment of money individually or in an aggregate amount exceeding $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) and such judgment, tax lien or order is not discharged or stayed within thirty (30) days, or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $250,000, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $250,000; or

     (j) Invalidity of Loan Documents. Any Credit Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document, or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be a valid, perfected and prior to all other Liens or is terminated, revoked or declared void; or

     (k) Change of Control. There occurs any Change of Control with respect to Borrower; or

     (l) Material Adverse Effect. There occurs any event or circumstance that has a Material Adverse Effect.

     SECTION 11.02 Remedies. Upon the occurrence of an Event of Default and until such Event of Default is waived by the Lender, in its sole discretion, in writing, the Lender may, by notice to the Borrower:

     (a) Acceleration; Termination of Revolving Credit Facility. Declare the principal of and interest on the Loans, the Note, and all other amounts owed to the Lender under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Revolving Credit Facility and any right of the Borrower to request borrowings thereunder; provided, that upon the occurrence of an Event of Default specified in Section 11.01(f), the Revolving Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable.

     (b) Rights of Collection. Exercise all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower’s Obligations.

     SECTION 11.03 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Lender set forth in this Agreement is not intended to be exhaustive and the exercise by the Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Lender or its agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

     SECTION 11.04 Application of Funds.

     After the exercise of remedies provided for in Section 11.02 (or after the Loans have automatically become immediately due and payable) or Section 12.04, any amounts received on account of the Obligations shall be applied by the Lender in the following order:

     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article 4) payable to the Lender;

     Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans;

     Third, to payment of that portion of the Obligations constituting unpaid principal of the Loans; and

     Last, the balance, if any, to the Borrower or as otherwise required by Applicable Law.

ARTICLE 12

MISCELLANEOUS

     SECTION 12.01 Notices.

     (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered, to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, specified for such Person below or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, upon delivery; (B) if delivered by mail, four Business

Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and the sender has received electronic confirmation of error free receipt; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (e) below), when delivered; provided, however, that notices and other communications to Lender pursuant to Article II shall not be effective until actually received by Lender. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

     (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrower:	IntercontinentalExchange, Inc. 2100 River Edge Parkway, Suite 500 Atlanta, GA 30328 Attention: Richard Spencer Telephone No.: 770-738-2109 Telecopy No.: 770-857-4755

With copies of non-routine notices to:	McKenna Long & Aldridge LLP 303 Peachtree Street, Suite 5300 Atlanta, GA 30308 Attention: Michael Rosenzweig, Esq. Telephone No.: 404-527-4910 Telecopy No.: 404-527-4198

If to Lender:	Wachovia Bank, National Association 3414 Peachtree Road, Suite 500 Atlanta, GA 30319 Attention: G. Mendel Lay, Jr. Telephone No. 404-495-2251 Telecopy No.: 404-495-2257

With copies of non-routine notices to:	Troutman Sanders, LLP 600 Peachtree Street, Suite 5200 Atlanta, Georgia 30308 Attention: Carolyn P. Richter, Esq. Telephone No.: 404-885-3358 Telecopy No.: 404-992-6667

     (c) Lender’s Office. The Lender hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower, as the Lender’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed.

     (d) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to Applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Credit Parties and Lender. Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

     (e) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

     (f) Reliance by Lender. Lender shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other communications with Lender may be recorded by Lender, and each of the parties hereto hereby consents to such recording.

     SECTION 12.02 Attorney Costs, Expenses, and Taxes. Borrower agrees (a) to pay or reimburse Lender for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by Lender and the cost of independent public accountants and other outside experts retained by Lender. The agreements in this Section shall survive the termination of the Commitment and repayment of all other Obligations.

     SECTION 12.03 Indemnification by Borrower. Whether or not the transactions contemplated hereby are consummated, Borrower shall indemnify and hold harmless Lender and its respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by Borrower or any Subsidiary, or any Environmental Liability related in any way to Borrower, any Subsidiary or any other Credit Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demand, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or, if the indemnity claim is asserted against the Lender by the Borrower in respect of the Loan Documents, breach of contract. No Indemnitee shall have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). The agreements in this Section shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations. All amounts due under this Section shall be payable within ten Business Days after demand therefor.

     SECTION 12.04 Set-off. In addition to any rights and remedies of Lender provided by law, upon the occurrence and during the continuance of any Event of Default, Lender is authorized at any time and from time to time, without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, Lender to or for the credit or the account of Borrower against any and all Obligations owing to Lender by Borrower hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Debt. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

     SECTION 12.05 Governing Law. This Agreement, the Note and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of Georgia, without reference to the conflicts or choice of law principles thereof.

     SECTION 12.06 Consent to Jurisdiction. The Borrower hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in Fulton County, Georgia, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Note and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. The Borrower hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Lender in connection with this Agreement, the Note or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property in the manner specified in Section 12.01. Nothing in this Section shall affect the right of the Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Lender to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdictions.

     SECTION 12.07 Binding Arbitration; Waiver of Jury Trial.

     (a) Binding Arbitration. Upon demand of any party, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to the Note or any other Loan Documents (“Disputes”), between or among parties to the Note or any other Loan Document shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims concerning any aspect of the past, present or future relationships arising out of or connected with the Loan Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in Atlanta, Georgia. The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1 million. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted.

     (b) Jury Trial. TO THE EXTENT PERMITTED BY LAW, THE LENDER AND THE BORROWER HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

     (c) Preservation of Certain Remedies. Notwithstanding the preceding binding arbitration provisions, the parties hereto and the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a Dispute. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under applicable law or by judicial foreclosure and sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

     SECTION 12.08 Reversal of Payments. To the extent that any payment by or on behalf of Borrower is made to Lender, or Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

     SECTION 12.09 Injunctive Relief; Punitive Damages.

     (a) The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lender. Therefore, the Borrower agrees that the Lender, at the its option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

     (b) The Lender and Borrower (on behalf of itself and its Subsidiaries) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

     (c) The parties agree that they shall not have a remedy of punitive or exemplary damages against any other party in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

     SECTION 12.10 Accounting Matters. All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by the Borrower or any Subsidiary thereof to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Lender to the contrary agreed to by the Borrower, be performed in accordance with GAAP as in effect on the Closing Date. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrower’s certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Borrower and the Lender shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

     SECTION 12.11 Successors and Assigns; Confidentiality.

     (a) Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender. Lender may assign this Agreement, the Note, the Collateral Documents, the Guaranty, and any or all other Loan Documents, to one or more assignees with the prior written consent of Borrower; provided, however, that Lender may assign this Agreement, the Note, the Collateral Documents, the Guaranty, and any or all other Loan Documents to one or more assignees if such assignment is pursuant to a merger or acquisition affecting the Lender; provided, further, that if an Event of Default has occurred and such Event of Default has not been waived by the Lender, in its sole discretion, in writing, Lender may, without notice to or consent of Borrower, assign this Agreement, the Note, the Collateral Documents, the Guaranty, and any or all other Loan Documents, to one or more assignees. Lender is hereby authorized to share any information it has pertaining to the Loans made hereunder, including without limitation credit information on the Borrower, each Subsidiary or any of its principals, to any assignee, prospective assignee, participant or prospective participant.

     (b) Disclosure of Information; Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (each a “Related Party”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by Applicable Laws or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or under any other Loan Document; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee, any prospective assignee, any participant, or any prospective participant of any of Lender’s rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of a Credit Party; (g) with the consent of Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, (ii) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower, (iii) was in the Lender’s possession on a nonconfidential basis before receipt from any Credit Party, (iv) is disclosed by any Credit Party to a third party without a duty of confidentiality on the third party, or (v) is independently developed by the Lender or a Related Party; and (i) to the National Association of Insurance Commissioners or any other similar organization. In addition, Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Lender in connection with the administration and management of this Agreement, the other Loan Documents, the Commitment, and the Loans. For the purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     SECTION 12.12 Amendments, Waivers and Consents. Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lender, and any consent given by the Lender, if, but only if, such amendment, waiver or consent is in writing signed by the Lender and, in the case of an amendment, signed by the Borrower.

     SECTION 12.13 Performance of Duties. The Borrower’s obligations under this Agreement and each of the Loan Documents shall be performed by the Borrower at its sole cost and expense.

     SECTION 12.14 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lender and any Persons designated by the Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or the Revolving Credit Facility has not been terminated.

     SECTION 12.15 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Lender is entitled under the provisions of this Article 12 and any other provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect the Lender against events arising after such termination as well as before.

     SECTION 12.16 Titles and Captions. Titles and captions of Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

     SECTION 12.17 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 12.18 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

     SECTION 12.19 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

[Signature pages to follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above

INTERCONTINENTALEXCHANGE, INC.

By:	/s/ Richard V. Spencer

Richard V. Spencer
Chief Financial Officer

[CORPORATE SEAL]

Attest	: /s/ Johnathan H. Short

Name: Johnathan H. Short
Secretary

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Michael J. Romano

Michael J. Romano
Vice President

EXHIBIT A

FORM OF

REVOLVING CREDIT NOTE

$25,000,000	November 17, 2004

     FOR VALUE RECEIVED, on the Termination Date (as defined in the below-described Credit Agreement) the undersigned promises to pay to the order of Wachovia Bank, National Association (hereinafter, together with any holder hereof, called “Holder”), at the office of the Holder (or at such other place as the Holder may designate in writing to the undersigned) the principal amount of $25,000,000 or so much thereof as has been advanced and not previously repaid hereunder.

     The undersigned shall pay interest as provided in that certain Credit Agreement dated as of the date hereof between the undersigned and the Holder (as amended, modified or supplemented, the “Credit Agreement”). Each defined term used herein and not defined herein shall have the meaning given to such term in the Credit Agreement.

     It is contemplated that the principal sum evidenced by this Note may be reduced from time to time and that additional advances may be made from time to time, as provided in the Credit Agreement.

     This Note is subject to the terms and conditions of the Credit Agreement. This Note is entitled to the benefits of the Collateral Documents. The Credit Agreement contains provisions for the acceleration of the maturity hereof upon the happening of certain stated events, as set forth in the Credit Agreement.

     The undersigned waives presentment, notice of dishonor and protest.

     No delay or failure on the part of the Holder in the exercise of any right or remedy hereunder, under the Credit Agreement, the Collateral Documents or at law or in equity, shall operate as a waiver thereof, and no single or partial exercise by the Holder of any right or remedy hereunder, under the Credit Agreement, the Collateral Documents, or at law or in equity shall preclude or estop another or further exercise thereof or the exercise of any other right or remedy.

     Principal and interest on this Note shall be payable and paid in lawful money of the United States of America.

     Time is of the essence of this Note and, in case this Note is collected by law or through an attorney at law, or under advice therefrom, the undersigned agrees to pay all costs of collection, including reasonable attorneys’ fees actually incurred by the Lender if collected by or through an attorney.

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     The provisions of this Note shall be construed and interpreted and all rights and obligations of the parties hereunder determined in accordance with the laws of the State of Georgia.

     IN WITNESS WHEREOF, the undersigned has caused this Note to be executed and delivered in its corporate name, by and through its duly authorized officer, as of the day and year first above written.

INTERCONTINENTALEXCHANGE, INC.
By:
Name:
Title:

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EXHIBIT B

FORM OF

NOTICE OF BORROWING

Date:                     , 200

To:	Wachovia Bank, National Association, as the lender (“Lender”) who is party to the Credit Agreement dated as of November 17, 2004 (as amended, modified or supplemented from time to time, the “Credit Agreement”) between IntercontinentalExchange, Inc. and Lender.

Ladies and Gentlemen:

          The undersigned, IntercontinentalExchange, Inc., a Delaware corporation (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably of the Borrowing specified below:

1.	The Business Day of the proposed Loan is , 200 .

2.	The aggregate amount of the proposed Loan is $

3.	The Loan is to be comprised of $ of LIBOR Rate Loans and $ of LIBOR Market Index Loans.

4.	The duration of the Interest Period for the LIBOR Rate Loans, if any, included in the Loan shall be months.

5.	The proposed Loan shall be deposited into the following account: .

          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Loan, before and after giving effect thereto and to the application of the proceeds therefrom:

          (a) The representations and warranties of the Borrower contained in the Credit Agreement are true and correct as though made on and as of such date (except to the extent that (i) such representations and warranties specifically relate to an earlier date, or (ii) such representations and warranties become untrue by reason of events or conditions otherwise permitted under the Credit Agreement or the other Loan Documents);

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          (b) No Default or Event of Default has occurred and is continuing, or would result from such proposed Loan;

          (c) The proposed Loan will not cause the aggregate principal amount of all outstanding Loans to exceed the Maximum Revolver Amount; and

          (d) all of the information and disclosures provided on the Schedules attached to the Credit Agreement are true and correct in all material respects except as set forth on Annex A attached hereto.

INTERCONTINENTALEXCHANGE, INC.
By:
Name:
Title:

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EXHIBIT C

FORM OF

NOTICE OF CONTINUATION/CONVERSION

Date:                    , 200

To:	Wachovia Bank, National Association as the lender (“Lender”) who is party to the Credit Agreement dated as of November 17, 2004 (as amended, modified or supplemented from time to time, the “Credit Agreement”) between IntercontinentalExchange, Inc., and Lender.

Ladies and Gentlemen:

          The undersigned, IntercontinentalExchange, Inc., a Delaware corporation (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably of the [conversion] [continuation] of the Loans specified herein, that:

1.	The Continuation/Conversion Date is , 200.

2.	The aggregate amount of the Loans to be [converted] [continued] is $ , comprised of $ principal amount of LIBOR Market Index Loans and $ principal amount of LIBOR Rate Loans and, with respect to such LIBOR Rate Loans, the last day of the Interest Period therefore is

3.	The Loans are to be [converted into] [continued as] [LIBOR Rate Loans] [LIBOR Market Index Loans].

4.	The duration of the Interest Period for the LIBOR Rate Loans included in the [conversion] [continuation] shall be months.

          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the [continuation] [conversion], before and after giving effect thereto and to the application of the proceeds therefrom:

          (a) The representations and warranties of the Borrower contained in the Credit Agreement are true and correct as though made on and as of such date (except to the extent that (i) such representations and warranties specifically relate to an earlier date, or (ii) such representations and warranties become untrue by reason of events or conditions otherwise permitted under the Credit Agreement or the other Loan Documents);

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          (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation]; and

          (c) The proposed [conversion] [continuation] will not cause the aggregate principal amount of all outstanding Revolving Loans to exceed the Maximum Revolver Amount.

INTERCONTINENTALEXCHANGE, INC.
By:
Name:
Title:

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EXHIBIT D

FORM OF

OFFICER’S COMPLIANCE CERTIFICATE

     The undersigned,                                         , the                                          of IntercontinentalExchange, Inc., a Delaware corporation (the “Borrower”), pursuant to that certain Credit Agreement dated as of November 17, 2004 (as amended, modified or supplemented from time to time, the “Credit Agreement”) between the Borrower and Wachovia Bank, National Association (the “Lender”), does hereby certify to the Lender pursuant to Section 7.02 of the Credit Agreement that as of the date of this Certificate:

     (a) all of the representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents are correct and complete in all respects as of the date hereof as if made on the date hereof, except for those that speak as of a particular date or are untrue by reason of events or conditions otherwise permitted under the Credit Agreement or other Loan Documents;

     (b) the Borrower is, as of the date hereof, in compliance in all respects with all of its covenants and agreements in the Credit Agreement and the other Loan Documents, including the financial covenants set forth in Article 9 of the Credit Agreement (and attached hereto as Annex A are the financial covenant calculations as of the most recent fiscal quarter end);

     (c) no Default or Event of Default exists [or, if a Default or Event of Default exists, set forth on Annex B attached hereto is complete and accurate information specifying the Default or Event of Default, when it occurred, whether it is continuing and the steps being taken with respect to such Default or Event of Default] or existed during the period covered by the financial statements to which this Certificate relates [or, if a Default or Event of Default existed, set forth on Annex B attached hereto is complete and accurate information specifying the Default or Event of Default, when it occurred and when and how it was cured];

     (d) all of the information and disclosures provided on the Schedules attached to the Credit Agreement are true and correct in all material respects except as set forth on Annex C attached hereto; and

     (e) the information set forth on Annex A attached hereto is complete and accurate.

     Unless defined herein, capitalized terms used herein shall have the meanings set forth in the Credit Agreement.

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     IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate on behalf of the Borrower as of                                         , 200      .

Name Printed:
Title:

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